EXHIBIT 99.1

TPI Composites, Inc. Announces First Quarter 2023 Earnings Results – Delivered Strong Top Line Growth, Met Earnings Plan and Strengthened Balance Sheet for Future Growth

SCOTTSDALE, Ariz., May 03, 2023 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the first quarter ended March 31, 2023.

“Despite a challenging global wind market and economic climate, we delivered solid sales and earnings performance, which were in line with our internal plans,” said Bill Siwek, President and CEO of TPI Composites. “To further bolster our balance sheet, we issued $132.5 million of 5.25% green convertible senior notes in the first quarter. We were opportunistic in accessing capital at attractive rates to ensure we have ample cash to continue to navigate challenging market dynamics and global economic uncertainty and to fuel growth once the market begins accelerating again. The need for energy independence and security along with supportive policy in both the U.S. and Europe are expected to drive that growth. Opportunities for profitable growth come and go quickly, and we want to have the financial flexibility to respond to our customers’ needs in a nimble manner.”

“Our cash burn in the quarter was as planned and driven by shut-down activities in China, an increase in contract assets (essentially work-in-process inventory), working capital fluctuations, and a down payment for two wind turbines to power our Türkiye plants. We believe these decisions and investments will better position TPI for growth when the market turns while advancing our goal of being carbon neutral by 2030.”

“The near-term outlook for the wind industry remains somewhat uncertain as we wait for specific guidance on the IRA and the EU moves down the path of implementation of REPowerEU and the Green Deal Industrial Plan. Nevertheless, we remain optimistic for the future of wind. We still see a clear path to $2 billion of sales and high single-digit EBITDA margins over the mid to long term within our existing manufacturing footprint. However, we do anticipate there will be a need to expand our operations and footprint to meet the needs of our customers once demand begins to outpace capacity as wind installations accelerate and we are in active discussions with our customers regarding their future needs,” concluded Mr. Siwek.

First Quarter 2023 Continuing Operations and Recent Business Highlights

  Net Sales totaled $404 million for the three months ended March 31, 2023, an increase of 17.6% over the same period last year
  Adjusted EBITDA was $8.4 million for the three months ended March 31, 2023, an increase of $2.3 million over the same period last year
  Net loss attributable to common stockholders was $37.3 million for the three months ended March 31, 2023, compared to a loss of $29.9 million in the same period last year
  Issued $132.5 million of 5.25% Green Convertible Senior Notes to bolster our balance sheet and liquidity
  Published our 2022 ESG Report highlighting contributions to drive the renewable energy transition forward
  Collaborated with WindSTAR on an approach to help reduce defects from occurring in a real-time production environment
  Partnered with Tex-Tech and Carbon Rivers in a pilot program to process end-of-life wind blades, pyrolyze the material and process the recovered glass fiber into liners for cured in place pipe (CIPP)

KPIs from continuing operations	1Q’23	1Q’22
Sets[1]	655	547
Estimated megawatts[2]	2,948	2,390
Utilization[3]	84%	71%
Dedicated manufacturing lines[4]	37	36
Manufacturing lines installed[5]	37	36
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades produced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

First Quarter 2023 Financial Results from Continuing Operations

Net sales for the three months ended March 31, 2023 increased 17.6% to $404.1 million as compared to $343.5 million in the same period in 2022 due to following:

  Net sales of wind blades, tooling and other wind related sales (“Wind”) increased by $65.8 million, or 20.5%, to $387.6 million for the three months ended March 31, 2023, as compared to $321.8 million in the same period in 2022. The increase in net sales of Wind during the three months ended March 31, 2023, as compared to the same period in 2022 was primarily due to a 20% increase in the number of wind blades produced, utilization of 84%, and higher average sales prices due to the mix of wind blade models produced and the impact of inflation on wind blade prices, partially offset by foreign currency fluctuations.
  Automotive sales decreased by $2.6 million, or 20.2%, to $10.3 million for the three months ended March 31, 2023, as compared to $12.9 million in the same period in 2022. Automotive sales decreased primarily due to a decrease in the number of composite bus bodies produced and a decrease in sales of other automotive products, partially offset by an increase in fees associated with minimum volume commitments.
  Field service, inspection and repair service (“Field Services") sales decreased by $2.7 million to $6.2 million for the three months ended March 31, 2023, as compared to $8.9 million in the same period in 2022. Field Services sales declined due to a reduction in technicians deployed to revenue generating projects due to a combination of inclement weather, the completion of a large customer campaign in 2022, and an increase in time spent on non-revenue generating inspection and rework.

Net loss attributable to common stockholders was $37.3 million for the three months ended March 31, 2023, compared to a loss of $29.9 million in the same period in 2022.

The net loss per common share was $0.88 for the three months ended March 31, 2023, compared to a net loss per common share of $0.71 for the same period in 2022.

Adjusted EBITDA for the three months ended March 31, 2023, totaled $8.4 million as compared to $6.1 million during the same period in 2022 due to earnings on higher sales, lower startup and transition costs, cost reduction initiatives and net favorable foreign currency fluctuations, largely offset by inflation and increased production costs due to a change in a customer’s inspection criteria requirements.

Capital expenditures were $3.3 million for the three months ended March 31, 2023, as compared to $5.5 million during the same period in 2022. Our capital expenditures primarily relate to machinery and equipment and improvements to our existing facilities. We are revising our 2023 capital expenditures guidance from $25 million to a range of $40 million to $45 million. The increase in expected capital expenditures is driven by (i) a project to acquire wind turbines that will provide renewable energy for our manufacturing facilities in Türkiye that we expect will have a positive long-term impact on reducing our operating costs, and (ii) incremental capital needed to startup our two open manufacturing lines in India.

At March 31, 2023 and December 31, 2022, we had unrestricted cash, cash equivalents and short-term investments totaling $164.2 million and $133.6 million, respectively. Net cash used in operating activities increased by $2.8 million for the three months ended March 31, 2023, as compared to the same period in 2022. The $83.9 million cash used in operating activities during the three months ended March 31, 2023 was primarily related to:

  $37.6 million in payments for outstanding payables, severance, and other restructuring activities associated with the shutdown of our China operations;
  $35.4 million increase in gross contract assets due to an increase in unbilled wind blade production and timing of advance payments;
  $8.1 million in payments related to our annual associate cash bonus program; and
  $6.3 million for an advance payment to acquire wind turbines that will provide renewable energy for our manufacturing facilities in Türkiye.

Net cash used in investing activities decreased by $2.2 million for the three months ended March 31, 2023, as compared to the same period in 2022, as a result of a decrease in capital expenditures. Net cash provided by financing activities increased by $131.0 million for the three months ended March 31, 2023, as compared to the same period in 2022 primarily as a result of proceeds from the issuance of convertible senior notes.

2023 Guidance

Guidance for the full year ending December 31, 2023:

Guidance	Full Year 2023
Net Sales from Continuing Operations	$1.6 billion - $1.7 billion
Adjusted EBITDA Margin % from Continuing Operations	Low single-digit
Utilization %	85% to 90% (based on 37 lines installed)
Capital Expenditures	Updated from approximately $25 million to a range of $40 million to $45 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Wednesday, May 3rd, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-844-825-9789, or for international callers, 1-412-317-5180. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 10177847. The replay will be available until May 10, 2023. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and automotive markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements contained in this release include, but are not limited to, statements about: i. competition from other wind blade and wind blade turbine manufacturers; ii. the discovery of defects in our products and our ability to estimate the future cost of warranty campaigns; iii. the current status of the wind energy market and our addressable market; iv. our ability to absorb or mitigate the impact of price increases in resin, carbon reinforcements (or fiber), other raw materials and related logistics costs that we use to produce our products; v. our ability to absorb or mitigate the impact of wage inflation in the countries in which we operate; vi. our ability to procure adequate supplies of raw materials and components to fulfill our wind blade volume commitments to our customers; vii. the potential impact of the increasing prevalence of auction based tenders in the wind energy market and increased competition from solar energy on our gross margins and overall financial performance; viii. our future financial performance, including our net sales, cost of goods sold, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to achieve or maintain profitability; ix. changes in domestic or international government or regulatory policy, including without limitation, changes in trade policy and energy policy; x. changes in global economic trends and uncertainty, geopolitical risks, and demand or supply disruptions from global events; xi. changes in macroeconomic and market conditions, including the potential impact of any pandemic, risk of recession, inflation, supply chain constraints, commodity prices and exchange rates, and the impact of such changes on our business and results of operations; xii. the sufficiency of our cash and cash equivalents to meet our liquidity needs; xiii. our ability to attract and retain customers for our products, and to optimize product pricing; xiv. our ability to effectively manage our growth strategy and future expenses, including our startup and transition costs; xv. our ability to successfully expand in our existing wind energy markets and into new international wind energy markets, including our ability to expand our field service inspection and repair services business and manufacture wind blades for offshore wind energy projects; xvi. our ability to keep up with market changes and innovations; xvii. our ability to successfully open new manufacturing facilities and expand existing facilities on time and on budget; xviii. the impact of the pace of new product and wind blade model introductions on our business and our results of operations; xix. our ability to successfully expand our automotive business and execute upon our strategy of entering new markets outside of wind energy; xx. our ability to maintain, protect and enhance our intellectual property; xxi. our ability to comply with existing, modified or new laws and regulations applying to our business, including the imposition of new taxes, duties or similar assessments on our products; xxii. the attraction and retention of qualified associates and key personnel; xxiii. our ability to maintain good working relationships with our associates, and avoid labor disruptions, strikes and other disputes with labor unions that represent certain of our associates; and xxiv. the potential impact of one or more of our customers becoming bankrupt or insolvent, or experiencing other financial problems.

These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions

This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

We provide forward-looking statements in the form of guidance in our quarterly earnings releases and during our quarterly earnings conference calls. This guidance is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures. For example, stock-based compensation is unpredictable for our performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, we exclude certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results.

See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands, except per share data)	2023	2022
Net sales	$404,066	$343,525
Cost of sales	399,381	332,421
Startup and transition costs	1,980	10,077
Total cost of goods sold	401,361	342,498
Gross profit	2,705	1,027
General and administrative expenses	7,034	7,860
Loss on sale of assets and asset impairments	3,593	908
Restructuring charges, net	75	457
Loss from continuing operations	(7,997)	(8,198)
Other income (expense):
Interest expense, net	(2,528)	(707)
Foreign currency income (loss)	(1,214)	403
Miscellaneous income	453	54
Total other expense	(3,289)	(250)
Loss from continuing operations before income taxes	(11,286)	(8,448)
Income tax provision	(3,860)	(2,944)
Net loss from continuing operations	(15,146)	(11,392)
Preferred stock dividends and accretion	(15,173)	(14,132)
Net loss from continuing operations attributable to common stockholders	(30,319)	(25,524)
Net loss from discontinued operations	(6,981)	(4,408)
Net loss attributable to common stockholders	$(37,300)	$(29,932)

Weighted-average shares of common stock outstanding:
Basic	42,284	41,899
Diluted	42,284	41,899

Net loss from continuing operations per common share:
Basic	$(0.72)	$(0.61)
Diluted	$(0.72)	$(0.61)

Net loss from discontinued operations per common share:
Basic	$(0.16)	$(0.10)
Diluted	$(0.16)	$(0.10)

Net loss per common share:
Basic	$(0.88)	$(0.71)
Diluted	$(0.88)	$(0.71)

Non-GAAP Measures (unaudited):
EBITDA	$964	$2,026
Adjusted EBITDA	$8,399	$6,071

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31,	December 31,
(in thousands)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$164,231	$133,546
Restricted cash	8,793	9,854
Accounts receivable	178,651	184,809
Contract assets	233,932	215,939
Prepaid expenses	32,606	29,119
Other current assets	30,764	26,052
Inventories	14,539	10,661
Current assets of discontinued operations	22,692	35,182
Total current assets	686,208	645,162
Noncurrent assets:
Property, plant and equipment, net	131,087	136,841
Operating lease right of use assets	147,944	152,312
Other noncurrent assets	27,658	27,861
Total assets	$992,897	$962,176

Liabilities, Mezzanine Equity and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$278,684	$280,499
Accrued warranty	22,973	22,347
Current maturities of long-term debt	61,624	59,975
Current operating lease liabilities	22,591	22,220
Contract liabilities	-	17,100
Current liabilities of discontinued operations	15,574	54,440
Total current liabilities	401,446	456,581
Noncurrent liabilities:
Long-term debt, net of current maturities	128,710	1,198
Noncurrent operating lease liabilities	129,753	133,363
Other noncurrent liabilities	11,154	10,670
Total liabilities	671,063	601,812
Total mezzanine equity	325,050	309,877
Total stockholders’ equity	(3,216)	50,487
Total liabilities, mezzanine equity and stockholders’ equity	$992,897	$962,176

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2023	2022

Net cash used in operating activities	$(83,861)	$(81,054)
Net cash used in investing activities	(3,275)	(5,516)
Net cash provided by (used in) financing activities	107,746	(23,279)
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	730	(1,607)
Cash, cash equivalents and restricted cash, beginning of year	153,069	252,218
Cash, cash equivalents and restricted cash, end of period	$174,409	$140,762

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)
EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended March 31,
(in thousands)	2023	2022
Net loss attributable to common stockholders	$(37,300)	$(29,932)
Net loss from discontinued operations	6,981	4,408
Net loss from continuing operations attributable to common stockholders	(30,319)	(25,524)
Preferred stock dividends and accretion	15,173	14,132
Net loss from continuing operations	(15,146)	(11,392)
Adjustments:
Depreciation and amortization	9,722	9,767
Interest expense, net	2,528	707
Income tax provision	3,860	2,944
EBITDA	964	2,026
Share-based compensation expense	2,553	3,083
Foreign currency loss (income)	1,214	(403)
Loss on sale of assets and asset impairments	3,593	908
Restructuring charges, net	75	457
Adjusted EBITDA	$8,399	$6,071

Net cash (debt) is reconciled as follows:	March 31,	December 31,
(in thousands)	2023	2022
Cash and cash equivalents	$164,231	$133,546
Cash and cash equivalents of discontinued operations	1,385	9,669
Less total debt - principal	(195,058)	(61,173)
Net cash (debt)	$(29,442)	$82,042

Free cash flow is reconciled as follows:	Three Months Ended March 31,
(in thousands)	2023	2022
Net cash used in operating activities	$(83,861)	$(81,054)
Less capital expenditures	(3,275)	(5,516)
Free cash flow	$(87,136)	$(86,570)